Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-159008 June 9, 2009

Pricing Term Sheet

Fortune Brands, Inc.

$500,000,000 6.375% Notes due 2014

Issuer:	Fortune Brands, Inc.
Security:	Senior unsecured notes
Size:	$500,000,000
Maturity:	June 15, 2014
Coupon (Interest Rate):	6.375%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2009
Price to Public:	99.948%
Benchmark Treasury Yield:	2.887%
Spread to Benchmark Treasury:	+350.0 bps
Yield to Maturity:	6.387%
Benchmark Treasury:	2.250% due May 31, 2014
Make-whole Call:	At any time at a discount rate of Treasury plus 50 basis points
Trade Date:	June 9, 2009
Settlement Date:	June 12, 2009
CUSIP:	349631 AP6
Anticipated Ratings:	Baa2, review for potential downgrade (Moody’s Investors Service Inc.)
BBB-, negative outlook (Standard & Poor’s Ratings Services)
BBB-, negative outlook (Fitch Ratings)
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. RBS Securities Inc.
Senior Co-Managers	Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Wachovia Capital Markets, LLC
Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Calyon Securities (USA) Inc.

Deutsche Bank Securities Inc.

Loop Capital Markets, LLC

PNC Capital Markets LLC

Rabo Securities USA Inc.

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-159008 June 9, 2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at is 1-800-221-1037, J.P. Morgan Securities Inc. collect at 1-212-834-4533, or RBS Securities Inc. toll free at 1-866-884-2071.

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